Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

CONTACT:    Investors: Jackson Kelly

+1 (404) 676-7563

Media:  Kenth Kaerhoeg

+1 (404) 676-2683

pressinquiries@na.ko.com

THE COCA-COLA COMPANY REPORTS
2010 SECOND QUARTER AND YEAR-TO-DATE RESULTS

Today, our Company reports strong performance in the second quarter, delivering volume, profit and earnings growth ahead of our long-term targets.  We are winning in the marketplace with global volume and value share gains in total nonalcoholic ready-to-drink beverages as well as across the sparkling and still beverage categories.

•                  Strong worldwide volume growth of 5% in the quarter, ahead of our long-term target, with balanced growth around the world, including 2% growth in North America and 6% international growth.  Year-to-date worldwide volume grew 4%.  Volume growth led by brand Coca-Cola, up 5% in the quarter and 4% year-to-date.

•                  Second quarter reported EPS was $1.02, up 16%, with comparable EPS up 15% to $1.06, ahead of our long-term target.

•                  Reported operating income increased 13% in the quarter and 15% year-to-date.  Comparable currency neutral operating income grew 11% in Q2, ahead of our long-term target.

•                  Reported net revenues grew 5% in the quarter and year-to-date, with comparable currency neutral net revenue growth of 5% in Q2, in line with our long-term target.

•                  Extensive global nonalcoholic ready-to-drink beverage volume and value share gains, driven by both sparkling and still beverages.  International volume and value share gains continued, with widespread share gains in North America as well.

•                  Strong cash flow continued, with year-to-date cash from operations up 18% to $4.3 billion.

•                  Integration planning for the pending acquisition of Coca-Cola Enterprises’ North American business remains on track with an expected fourth quarter close.

ATLANTA, July 21, 2010 — The Coca-Cola Company reports strong second quarter 2010 operating results, with volume increasing 5%, ahead of our long-term target and cycling 4% growth in the prior year.  We achieved 2% volume growth in North America, demonstrating the momentum we are building for our system in this important market.  International volume increased 6%.  Eurasia and Africa volume grew 10% in the quarter, cycling 7% in the prior year, with a return to growth in Russia, which was up 6%.  India demonstrated continued strong growth of 22% in the quarter, cycling prior year growth of 33%.  Latin America volume grew 7%, cycling 6% growth in the prior year quarter, with 13% growth in Brazil and 5% growth in Mexico.  Pacific volume grew 6%, cycling 6% in the prior year quarter, with 6% growth in China and double-digit growth in the Philippines and Thailand.  Although Europe volume was down 1% in the quarter due to continued challenging economic conditions, Germany and Iberia both grew volume 1% and France was up high single digits.

Strong growth continued in countries with per capita consumption of Company brands less than 150 eight-ounce servings per year, with volume up 10% in the quarter and year-to-date in those countries.

We gained global volume and value share in total nonalcoholic ready-to-drink (NARTD) beverages as well as sparkling and still beverages, driven by gains in both North America and many international markets.  We also realized volume and value share gains across core sparkling beverages, juices and juice drinks, sports drinks and packaged water.

Brand Coca-Cola, which was up 5% in the second quarter and 4% year-to-date, continues to energize the Company’s growth through our investment in global properties like the FIFA World Cup™ sponsorship and the “Open Happiness” global integrated marketing campaign, resulting in continued volume and value share gains.   The strong brand Coca-Cola growth came from a diversity of markets, including Brazil, Mexico, the Philippines, Turkey, Thailand, Russia, India and the United States.  Total sparkling beverage volume increased 3% in the quarter, with international sparkling beverage volume increasing 4%.  Total still beverage volume increased 10% in the quarter, led by continued growth in juices and juice drinks, sports drinks, teas and water brands.  Still beverage volume increased 11% internationally.

Muhtar Kent, Chairman and Chief Executive Officer, The Coca-Cola Company said, “I am pleased with the performance of our Company, where we once again delivered a solid quarter of growth with consistent profitable results inspired by our 2020 Vision and fueled by our strategic marketing, innovation and focused execution.  We continue executing around the globe in close alignment with our bottling partners, leveraging our scale and unique global platforms — such as our FIFA World Cup™ campaign — to build the equity and global share of our brands.”

Mr. Kent continued, “It is clear, however, that the state of the global economy remains uncertain in many regions, affected by ongoing deficit concerns in Europe, recent downward revisions to China’s economy and weakened consumer confidence.  While this uncertainty weighs on us all, we remain resolute in our commitment to invest in our global operations and our brands for the long-term.  Even during these challenging times, our brand equity is growing stronger around the world, as consumers continue to choose our brands, with 4% global growth for brand Coca-Cola year-to-date.  Additionally, we continue to make tangible progress with our planning related to the efficient and effective integration of Coca-Cola Enterprises’ (CCE) North American bottling business and we remain on track to complete the transaction in the fourth quarter of 2010.

“Looking forward to the balance of the year, we remain cautious, yet confident in our ability to deliver our 2010 plan while continuing our efforts to achieve our 2020 Vision through consistent long-term profitable growth.”

FINANCIAL HIGHLIGHTS

•                  Second quarter and year-to-date 2010 reported net revenues increased 5%.  Second quarter reported net revenues included a positive currency impact of 2% offset by a 2% impact due to the deconsolidation of certain entities required by a change in accounting guidance.  Comparable currency neutral net revenues increased 5% in the quarter, reflecting a 5% increase in concentrate sales.  Price/mix for the quarter was even, with our positive revenue growth management strategies being offset by geographic mix.  Year-to-date comparable currency neutral net revenues increased 3%.

•                  Reported operating income increased 13% in the quarter and 15% year-to-date. Second quarter 2010 comparable currency neutral operating income increased 11%.  This was driven by strong top-line performance as well as a continued strong focus on cost management and the leveraging of productivity initiatives as well as favorable timing of marketing expenses versus the prior year.  Year-to-date comparable currency neutral operating income increased 10%.

•                  Year-to-date cash from operations increased 18%.  There were no share repurchases during the first half of 2010 (except for minimal treasury share activity related to employee benefit plans) due to the proposed acquisition of Coca-Cola Enterprises’ North American bottling business.

•                  Productivity initiatives are well on track to achieve our target of $500 million in annualized savings by year-end 2011.

OPERATING REVIEW

	Three Months Ended July 2, 2010
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	5	5	13	11

Eurasia & Africa	10	14	26	17
Europe	(1)	2	9	7
Latin America	7	12	22	20
North America	2	3	11	9
Pacific	6	(1)	0	(5)
Bottling Investments	1	3	12	17

	Six Months Ended July 2, 2010
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	4	5	15	10

Eurasia & Africa	11	17	24	14
Europe	(1)	4	6	4
Latin America	5	13	27	24
North America	0	(1)	6	4
Pacific	6	2	2	(4)
Bottling Investments	2	6	170	51

Eurasia & Africa

•                  Our Eurasia and Africa Group’s volume increased 10% in the quarter, cycling 7% growth in the prior year quarter.  Year-to-date volume increased 11%, cycling 5% growth in the prior year.  Net revenues for the quarter increased 14%, reflecting a 13% increase in concentrate sales and a 6% positive currency impact, partially offset by negative country and price/mix of 5%.  Reported operating income increased 26% in the quarter.  Comparable currency neutral operating income increased 17% in the quarter due to the increase in concentrate sales, partially offset by increased FIFA World Cup™ marketing investments and continued investment in the business as well as country and product mix.

•                  In Eurasia and Africa, sparkling beverages increased 9% and still beverages increased 18% in the quarter, with brand Coca-Cola growing 10%.  The broad-based volume growth was led by a 22% increase in India in the quarter, up 24% year-to-date, with share gains across most key beverage categories in that market.  Volume in Turkey was up 10%, and Africa also reported strong volume growth in the quarter with the East and Central Region growing double digits and high single-digit growth in the North and West Region.  Russia volume grew 6% in the quarter, showing sequential improvement as well as strong brand Coca-Cola performance, which was up 19%.

Europe

•                  Our Europe Group’s volume in the quarter declined 1%, cycling 1% growth in the prior year quarter, yet showed improving volume trends in June.  Year-to-date volume decreased 1%, cycling a decline of 1% in the prior year.  Net revenues for the quarter increased 2%, primarily driven by positive country and price/mix of 2% and partially offset by a 1% decline in concentrate sales.  There was no impact from currency.  Reported operating income increased 9% in the quarter as a result of positive price/mix and continued expense management as well as favorable timing of marketing expenses.  Comparable currency neutral operating income increased 7%.

•                  Volume performance in the quarter was positively impacted by strong growth in France as well as volume growth in Germany and Iberia.  Coca-Cola Zero volume grew 6% in the quarter and brand Coca-Cola was even, with volume and value share gains in total NARTD beverages and value share gains in core sparkling and still beverages.  Europe also gained volume and value share in sports drinks and energy drinks.  Volume results were impacted by ongoing challenges in South and Eastern Europe and the Adriatic and Balkans region, and we continue to monitor consumer confidence throughout Europe as economic challenges persist and consumer confidence remains weak.

Latin America

•                  Our Latin America Group delivered volume growth of 7% in the quarter, cycling 6% growth in the prior year quarter.  Year-to-date volume grew 5%, cycling 6% growth in the prior year.  Brand Coca-Cola volume was up 7% in the quarter and 6% year-to-date driven by strong activation of our FIFA World Cup™ programs.  Net revenues for the quarter increased 12%, reflecting positive price/mix of 12% along with 6% concentrate sales growth and a 4% positive currency impact, partially offset by the impact of the deconsolidation of certain entities required by a change in accounting guidance.  Reported operating income was up 22% in the quarter, with comparable currency neutral operating income up 20%, primarily reflecting favorable volume and pricing and the continued management of expenses.

•                  Solid volume growth in the quarter was led by a 13% increase in Brazil, a 5% increase in Mexico and a 5% increase in our South Latin Region.  Brazil’s focus on single-serve and returnable packaging has resulted in steady volume growth as well as strong volume and value share gains in total NARTD and sparkling beverages.  Additionally, Mexico continued to gain volume and value share in total NARTD beverages as well as in the sparkling and still beverage categories, driven by volume and value share gains across juices and juice drinks, sports drinks, energy drinks and tea.

•                  In the quarter the Latin America Group gained volume and value share in total NARTD beverages and across most key countries.  In addition, the group posted volume and value share gains in sparkling beverages, sports drinks, energy drinks and tea, with volume share gains in juices and juice drinks.

North America

•                  Our North America Group’s volume improved 2% during the quarter with volume and value share gains across most categories, and driven by a continued focus on building strong value-creating brands, led by brand Coca-Cola.  Year-to-date volume growth was even, cycling a decline of 1% in the prior year.  Net revenues for the quarter increased 3%, reflecting a 2% increase in concentrate sales and a 1% positive currency impact.  Reported operating income increased 11%, while comparable currency neutral operating income increased 9% in the quarter, reflecting the impact of higher concentrate sales coupled with favorable timing of marketing expenses and the continued focus on executing a well-defined price, package and channel strategy.

•                  Volume for sparkling beverages was even in the quarter, showing sequential improvement quarter on quarter and positively impacted by strong summer marketing initiatives, including activations around the FIFA World Cup™.  Brand Coca-Cola was up 1% in the quarter and continued to increase its favorite brand score advantage versus the competition among key consumer segments.  Coca-Cola Zero again delivered double-digit volume growth in the quarter, achieving 17 consecutive quarters of double-digit growth.  North America gained volume and value share in sparkling beverages.

•                  Still beverage volume was up 7% in the quarter, led by the strong growth of Powerade, which was up 17%, resulting in volume and value share gains in sports drinks.  In addition, the glaceau business grew volume 6% in North America.  In the quarter, North America gained volume and value share in total still beverages and juices and juice drinks with the expansion of Trademark Simply single-serve packaging in the cold drink channel.  Trademark Simply volume grew 29% in the quarter.

Pacific

•                  Our Pacific Group delivered volume growth of 6% in the quarter, cycling 6% growth in the prior year quarter.  Volume in the Pacific Group was partially impacted by poor weather in the key markets of China and Japan.  Year-to-date volume grew 6%, cycling 5% growth in the prior year.  Net revenues for the quarter decreased 1%, primarily reflecting a 3% increase in concentrate sales and a 5% positive currency impact, offset by a 10% impact from country and channel mix.  Reported operating income was even in the quarter.  Comparable currency neutral operating income decreased 5% in the quarter, reflecting negative country and channel mix, primarily in Japan.

•                  Pacific Group volume growth in the quarter was led by the Philippines, China and Southeast and West Asia.  Volume in China grew 6%, with sequential monthly improvement from April to June.  Importantly, we gained volume and value share in total NARTD beverages as well as volume and value share in key beverage categories, including still beverages, packaged water and juices and juice drinks.  China also posted value share gains in sparkling beverages.  China juices and juice drinks grew 21% in the quarter due to the continued strong momentum of Minute Maid Pulpy, a brand which has expanded into the value-added dairy category with the successful launch of Minute Maid Pulpy Super Milky.

•                  In Japan, volume declined 3% in the quarter, consistent with volume performance in the first quarter, but showed sequentially improving volume and share performance during the quarter.  While our Japan business continues to be impacted by a weak economy and unfavorable weather, we saw improved performance in the key convenience store channel, driven by the continued strong momentum of Coca-Cola Zero, up 21% in the quarter, and package diversification of the I LOHAS natural mineral water in the award winning eco-crush PET bottle and Sokenbicha tea in the lightweight “double eco” plant bottle.

Bottling Investments

•                  Our Bottling Investments Group’s volume increased 1% in the quarter on a reported basis, and increased 11% on a comparable basis after adjusting for the impact of the deconsolidation of certain bottlers required by a change in accounting guidance.  This performance was driven by growth across most markets, especially India, the Philippines and Brazil.  Reported net revenues for the quarter increased 3%, while comparable net revenues were up 11% after adjusting for the impact of the deconsolidation.  This reflects the 11% increase in volume and a low single-digit currency benefit, partially offset by country mix.  Reported operating income increased 12%.  Comparable currency neutral operating income increased 17% reflecting the increase in revenues and the benefits of disciplined capital investments and expense management, partially offset by continued investment in our in-market capabilities.

FINANCIAL REVIEW

Reported net revenues for the quarter increased 5%, with comparable net revenues up 7%, reflecting a 2% impact due to the deconsolidation of certain entities required by a change in accounting guidance.  Net revenues were further impacted by a 2% positive currency impact and a 5% increase in concentrate sales, and reflected price/mix even with the prior year.  Net revenues were negatively impacted during the quarter by geographic country mix as economic recovery in emerging markets generally continues to outpace the rest of the world.  At the same time, however, we effectively executed our revenue growth management initiatives to realize positive pricing.  This enabled us to grow global value share for the twelfth consecutive quarter while also gaining global volume share for the quarter.

Cost of goods sold increased 1% in the quarter.  After adjusting for items impacting comparability, currency neutral cost of goods sold increased 3%, as a result of a shift in mix.

Selling, general and administrative (SG&A) expenses increased 1% in the quarter.  After adjusting for items impacting comparability, SG&A expenses increased 3% in the quarter and increased 1% on a currency neutral basis.  This increase was primarily driven by the continued investment behind our bottling operations partly offset by the continued benefits associated with our ongoing productivity initiatives as well as timing of marketing expenses versus the prior year.

Reported operating income increased 13% and our comparable operating income increased 15% in the quarter.  Items impacting comparability reduced second quarter operating income by $78 million in 2010 and by $34 million in 2009.  These items were primarily related to restructuring charges and costs related to global productivity initiatives as well as costs in 2010 related to the CCE transaction.  In addition, items impacting comparability in 2009 included the deconsolidation of certain entities required by a change in accounting guidance.  Currency positively impacted comparable operating income by 4% in the quarter.  Comparable currency neutral operating income was up 11% in the quarter.

For the second quarter of 2010, our reported earnings per share were $1.02, an increase of 16%.  Reported earnings per share for the second quarter of 2010 and 2009 included a net charge of $0.04 in both years.  The net charge in both years included restructuring charges and costs related to global productivity initiatives.  The net charge in 2010 also included costs related to the CCE transaction.  After considering the items impacting comparability, earnings per share for the quarter were $1.06, an increase of 15%.  Earnings per share for the quarter were positively impacted by the relative weakness of the U.S. dollar versus other currencies around the world as compared to the prior year.

Cash from operations was $4.3 billion for the first six months of the year as compared with $3.7 billion in the prior year, an increase of 18%.  This increase was primarily driven by our improved performance, including the effect of currency.

Effective Tax Rate

The reported effective tax rate for the quarter was 23.7%.  The underlying effective tax rate on operations for the quarter was 23.2%.  The variance between the reported rate and the underlying rate was due to the tax impact of various separately disclosed items impacting comparability.

Our underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Items Impacting Prior Year Results

First quarter 2009 results included a net charge of $0.07 per share primarily related to restructuring charges and asset write-downs.

Second quarter 2009 results included a net charge of $0.04 per share primarily related to restructuring charges and asset write-downs.

NOTES

•                  All references to growth rate percentages, share and cycling of growth rates compare the results of the period to those of the prior year comparable period.

•                  “Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•                  “Sparkling beverages” means nonalcoholic ready-to-drink beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•                  “Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees and sports drinks.

•                  All references to volume and volume percentage changes indicate unit case volume.  All volume percentage changes are computed based on average daily sales.  “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage.  “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•                  Year-to-date 2010 results were impacted by one fewer selling day in the first quarter, which will be offset by the impact of one additional selling day in fourth quarter 2010 results.

•                  Comparable results for the second quarter and year-to-date 2010 reflect the impact of the deconsolidation of certain entities required by a change in accounting guidance.

•                  Our long-term growth targets referenced in this release are on a comparable currency neutral basis and exclude structural changes.

CONFERENCE CALL

We are hosting a conference call with investors and analysts to discuss our second quarter and year-to-date 2010 results today at 9:00 a.m. (EDT). We invite investors to listen to the live audiocast of the conference call at our website,
http://www.thecoca-colacompany.com/investors/index.html in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on our website.  Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	July 2, 2010	July 3, 2009	% Change
Net Operating Revenues	$8,674	$8,267	5
Cost of goods sold	2,955	2,913	1
Gross Profit	5,719	5,354	7
Selling, general and administrative expenses	2,878	2,844	1
Other operating charges	78	72	—
Operating Income	2,763	2,438	13
Interest income	67	57	18
Interest expense	81	97	(16)
Equity income (loss) - net	356	310	15
Other income (loss) - net	18	20	—
Income Before Income Taxes	3,123	2,728	14
Income taxes	741	679	9
Consolidated Net Income	2,382	2,049	16
Less: Net income attributable to noncontrolling interests	13	12	8
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,369	$2,037	16

Diluted Net Income Per Share*	$1.02	$0.88	16
Average Shares Outstanding - Diluted*	2,325	2,323

*      For the three months ended July 2, 2010 and July 3, 2009, “Basic Net Income Per Share” was $1.03 for 2010 and $0.88 for2009 based on “Average Shares Outstanding - Basic” of 2,306 for 2010 and 2,313 for 2009.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Six Months Ended
	July 2, 2010	July 3, 2009	% Change
Net Operating Revenues	$16,199	$15,436	5
Cost of goods sold	5,496	5,503	0
Gross Profit	10,703	9,933	8
Selling, general and administrative expenses	5,583	5,468	2
Other operating charges	174	164	—
Operating Income	4,946	4,301	15
Interest income	127	117	9
Interest expense	166	182	(9)
Equity income (loss) - net	492	327	50
Other income (loss) - net	(97)	(20)	—
Income Before Income Taxes	5,302	4,543	17
Income taxes	1,294	1,135	14
Consolidated Net Income	4,008	3,408	18
Less: Net income attributable to noncontrolling interests	25	23	9
Net Income Attributable to Shareowners of The Coca-Cola Company	$3,983	$3,385	18

Diluted Net Income Per Share*	$1.71	$1.46	17
Average Shares Outstanding - Diluted*	2,326	2,319

*      For the six months ended July 2, 2010 and July 3, 2009, “Basic Net Income Per Share” was $1.73 for 2010 and $1.46 for 2009 based on “Average Shares Outstanding - Basic” of 2,305 for 2010 and 2,313 for 2009.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	July 2, 2010	December 31, 2009
Assets
Current Assets
Cash and cash equivalents	$7,735	$7,021
Short-term investments	2,364	2,130
Total Cash, Cash Equivalents and Short-Term Investments	10,099	9,151
Marketable securities	67	62
Trade accounts receivable, less allowances of $46 and $55, respectively	4,001	3,758
Inventories	2,363	2,354
Prepaid expenses and other assets	2,044	2,226
Total Current Assets	18,574	17,551
Equity Method Investments	6,199	6,217
Other Investments, Principally Bottling Companies	539	538
Other Assets	2,092	1,976
Property, Plant and Equipment - net	8,931	9,561
Trademarks With Indefinite Lives	6,218	6,183
Goodwill	3,810	4,224
Other Intangible Assets	2,081	2,421
Total Assets	$48,444	$48,671

Liabilities and Equity
Current Liabilities
Accounts payable and accrued expenses	$6,202	$6,657
Loans and notes payable	6,738	6,749
Current maturities of long-term debt	544	51
Accrued income taxes	450	264
Total Current Liabilities	13,934	13,721
Long-Term Debt	4,427	5,059
Other Liabilities	2,719	2,965
Deferred Income Taxes	1,556	1,580

The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,520 and 3,520 shares, respectively	880	880
Capital surplus	8,751	8,537
Reinvested earnings	43,490	41,537
Accumulated other comprehensive income (loss)	(2,298)	(757)
Treasury stock, at cost - 1,213 and 1,217 shares, respectively	(25,305)	(25,398)
Equity Attributable to Shareowners of The Coca-Cola Company	25,518	24,799
Equity Attributable to Noncontrolling Interests	290	547
Total Equity	25,808	25,346
Total Liabilities and Equity	$48,444	$48,671

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow

(UNAUDITED)

(In millions)

	Six Months Ended
	July 2, 2010	July 3, 2009

Operating Activities
Consolidated net income	$4,008	$3,408
Depreciation and amortization	611	585
Stock-based compensation expense	114	107
Deferred income taxes	33	(83)
Equity income or loss, net of dividends	(246)	(191)
Foreign currency adjustments	67	1
Gains on sales of assets, including bottling interests	(19)	(15)
Other operating charges	105	106
Other items	75	141
Net change in operating assets and liabilities	(438)	(397)
Net cash provided by operating activities	4,310	3,662

Investing Activities
Acquisitions and investments, principally beverage and bottling companies and trademarks	(144)	(248)
Purchases of other investments	(1,431)	(17)
Proceeds from disposals of bottling companies and other investments	1,201	45
Purchases of property, plant and equipment	(893)	(980)
Proceeds from disposals of property, plant and equipment	65	32
Other investing activities	(136)	4
Net cash provided by (used in) investing activities	(1,338)	(1,164)

Financing Activities
Issuances of debt	5,450	8,058
Payments of debt	(5,500)	(6,087)
Issuances of stock	207	74
Purchases of stock for treasury	(2)	(4)
Dividends	(2,030)	(1,899)
Net cash provided by (used in) financing activities	(1,875)	142

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(383)	306

Cash and Cash Equivalents
Net increase (decrease) during the period	714	2,946
Balance at beginning of period	7,021	4,701
Balance at end of period	$7,735	$7,647

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In Millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	July 2, 2010 (1)	July 3, 2009 (4)	% Fav. / (Unfav.)	July 2, 2010 (2)	July 3, 2009 (5)	% Fav. / (Unfav.)	July 2, 2010 (2), (3)	July 3, 2009 (5), (6)	% Fav. / (Unfav.)
Eurasia & Africa	$702	$615	14	$306	$243	26	$319	$253	26
Europe	1,486	1,453	2	937	861	9	953	880	8
Latin America	1,003	898	12	577	472	22	585	470	24
North America	2,280	2,210	3	507	455	11	508	461	10
Pacific	1,315	1,322	(1)	592	594	0	594	587	1
Bottling Investments	2,317	2,242	3	137	122	12	476	420	13
Corporate	33	35	(6)	(293)	(309)	5	(312)	(343)	9
Eliminations	(462)	(508)	—	—	—	—	—	—	—
Consolidated	$8,674	$8,267	5	$2,763	$2,438	13	$3,123	$2,728	14

(1)   Intersegment revenues for the three months ended July 2, 2010, were approximately $49 million for Eurasia and Africa, $227 million for Europe, $57 million for Latin America, $20 million for North America, $84 million for Pacific and $25 million for Bottling Investments.

(2)   Operating income (loss) and income (loss) before income taxes for the three months ended July 2, 2010, were reduced by approximately $2 million for Eurasia and Africa, $2 million for Europe, $6 million for North America, $5 million for Pacific, $11 million for Bottling Investments and $52 million for Corporate, primarily due to the Company’s ongoing productivity, integration and restructuring initiatives as well as transaction costs incurred in connection with our definitive agreements to acquire the assets and liabilities of CCE’s North American operations and to sell our Norwegian and Swedish bottling operations to CCE.

(3)   Income (loss) before income taxes for the three months ended July 2, 2010, was reduced by approximately $16 million for Bottling Investments, primarily attributable to the Company’s proportionate share of unusual tax charges and transaction costs recorded by equity method investees.

(4)   Intersegment revenues for the three months ended July 3, 2009, were approximately $69 million for Eurasia and Africa, $242 million for Europe, $37 million for Latin America, $37 million for North America, $87 million for Pacific and $36 million for Bottling Investments.

(5)   Operating income (loss) and income (loss) before income taxes for the three months ended July 3, 2009, were reduced by approximately $3 million for Eurasia and Africa, $1 million for Europe, $8 million for North America, $26 million for Bottling Investments and $34 million for Corporate, primarily as a result of the Company’s ongoing productivity, integration and restructuring initiatives and an asset impairment.

(6)   Income (loss) before income taxes for the three months ended July 3, 2009, was reduced by approximately $10 million for Bottling Investments, primarily attributable to our proportionate share of restructuring costs recorded by equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In Millions)

Six Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	July 2, 2010 (1)	July 3, 2009 (6)	% Fav. / (Unfav.)	July 2, 2010 (2)	July 3, 2009 (7)	% Fav. / (Unfav.)	July 2, 2010 (2), (3), (4), (5)	July 3, 2009 (7), (8), (9)	% Fav. / (Unfav.)
Eurasia & Africa	$1,313	$1,118	17	$560	$450	24	$577	$455	27
Europe	2,748	2,633	4	1,649	1,553	6	1,675	1,577	6
Latin America	1,988	1,758	13	1,179	926	27	1,193	927	29
North America	4,212	4,266	(1)	932	883	6	932	887	5
Pacific	2,517	2,462	2	1,072	1,050	2	1,071	1,040	3
Bottling Investments	4,294	4,064	6	143	53	170	586	377	55
Corporate	51	52	(2)	(589)	(614)	4	(732)	(720)	(2)
Eliminations	(924)	(917)	—	—	—	—	—	—	—
Consolidated	$16,199	$15,436	5	$4,946	$4,301	15	$5,302	$4,543	17

(1)   Intersegment revenues for the six months ended July 2, 2010, were approximately $85 million for Eurasia and Africa, $455 million for Europe, $111 million for Latin America, $35 million for North America, $188 million for Pacific and $50 million for Bottling Investments.

(2)   Operating income (loss) and income (loss) before income taxes for the six months ended July 2, 2010, were reduced by approximately $3 million for Eurasia and Africa, $30 million for Europe, $10 million for North America, $5 million for Pacific, $44 million for Bottling Investments and $82 million for Corporate, primarily due to the Company’s ongoing productivity, integration and restructuring initiatives as well as transaction costs incurred in connection with our definitive agreements to acquire the assets and liabilities of CCE’s North American operations and to sell our Norwegian and Swedish bottling operations to CCE.

(3)   Income (loss) before income taxes for the six months ended July 2, 2010, was reduced by approximately $45 million for Bottling Investments, primarily attributable to the Company’s proportionate share of unusual tax charges, asset impairments, restructuring charges and transaction costs recorded by equity method investees.

(4)   Income (loss) before income taxes for the six months ended July 2, 2010, was reduced by approximately $103 million for Corporate due to the remeasurement of our Venezuelan subsidiary’s net assets.

(5)   Income (loss) before income taxes for the six months ended July 2, 2010, was reduced by approximately $23 million for Bottling Investments and $3 million for Corporate, primarily due to other-than-temporary impairments of available-for-sale securities.

(6)   Intersegment revenues for the six months ended July 3, 2009, were approximately $114 million for Eurasia and Africa, $442 million for Europe, $69 million for Latin America, $49 million for North America, $181 million for Pacific and $62 million for Bottling Investments.

(7)   Operating income (loss) and income (loss) before income taxes for the six months ended July 3, 2009, were reduced by approximately $3 million for Eurasia and Africa, $1 million for Europe, $13 million for North America, $91 million for Bottling Investments and $56 million for Corporate, primarily as a result of the Company’s ongoing productivity, integration and restructuring initiatives and asset impairments.

(8)   Income (loss) before income taxes for the six months ended July 3, 2009, was reduced by approximately $61 million for Bottling Investments and $1 million for Corporate, primarily attributable to our proportionate share of asset impairment charges and restructuring costs recorded by equity method investees.

(9)   Income (loss) before income taxes for the six months ended July 3, 2009, was reduced by approximately $27 million for Corporate due to an other-than-temporary impairment of a cost method investment.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended July 2, 2010								% Change -
		Items Impacting Comparability					After		After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	CCE Transaction	Certain Tax Matters	Considering Items (Non-GAAP)	% Change - Reported (GAAP)	Considering Items (Non-GAAP)
Net Operating Revenues	$8,674						$8,674	5	7	(1)
Cost of goods sold	2,955						2,955	1	5	(2)
Gross Profit	5,719						5,719	7	8	(3), (6)
Selling, general and administrative expenses	2,878						2,878	1	3	(4)
Other operating charges	78	$(19)	$(35)		$(24)		—	—	—
Operating Income	2,763	19	35		24		2,841	13	15	(5), (6)
Interest income	67						67	18	20
Interest expense	81						81	(16)	(13)
Equity income (loss) - net	356			$16			372	15	10
Other income (loss) - net	18						18	—	—
Income Before Income Taxes	3,123	19	35	16	24		3,217	14	15
Income taxes	741	2	13	2	5	$(16)	747	9	15
Consolidated Net Income	2,382	17	22	14	19	16	2,470	16	15
Less: Net income attributable to noncontrolling interests	13						13	8	117
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,369	$17	$22	$14	$19	$16	$2,457	16	15
Diluted Net Income Per Share	$1.02	$0.01	$0.01	$0.01	$0.01	$0.01	$1.06 (7)	16	15
Average Shares Outstanding - Diluted	2,325	2,325	2,325	2,325	2,325	2,325	2,325

Gross Margin	65.9%						65.9%
Operating Margin	31.9%						32.8%
Effective Tax Rate	23.7%						23.2%

	Three Months Ended July 3, 2009
		Items Impacting Comparability					After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	Certain Tax Matters	Accounting Guidance Changes	Considering Items (Non-GAAP)
Net Operating Revenues	$8,267					$(187)	$8,080
Cost of goods sold	2,913					(111)	2,802
Gross Profit	5,354					(76)	5,278
Selling, general and administrative expenses	2,844					(38)	2,806
Other operating charges	72	$(56)	$(16)				—
Operating Income	2,438	56	16			(38)	2,472
Interest income	57					(1)	56
Interest expense	97					(4)	93
Equity income (loss) - net	310			$10		17	337
Other income (loss) - net	20					1	21
Income Before Income Taxes	2,728	56	16	10		(17)	2,793
Income taxes	679	4	6	2	$(33)	(11)	647
Consolidated Net Income	2,049	52	10	8	33	(6)	2,146
Less: Net income attributable to noncontrolling interests	12					(6)	6
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,037	$52	$10	$8	$33	$0	$2,140
Diluted Net Income Per Share	$0.88	$0.02	$0.00	$0.00	$0.01	$0.00	$0.92 (7)
Average Shares Outstanding - Diluted	2,323	2,323	2,323	2,323	2,323	2,323	2,323

Gross Margin	64.8%						65.3%
Operating Margin	29.5%						30.6%
Effective Tax Rate	24.9%						23.2%

Notes:

Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates. In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1)

Reported net operating revenue growth includes a negative impact of $187 million, or approximately 2%, due to items impacting comparability, which represents accounting guidance changes that are structural in nature. Net operating revenue growth after considering items impacting comparability for the three months ended July 2, 2010 includes a positive currency impact of approximately 2%. Currency neutral net operating revenue growth after considering items impacting comparability is 5%. Currency neutral net operating revenue growth also includes a negative impact of $3 million due to other structural changes. Currency neutral net operating revenue growth after considering items impacting comparability and other structural changes is 5%.

(2)

Cost of goods sold after considering items impacting comparability for the three months ended July 2, 2010 includes a currency impact of approximately 2%. Currency neutral cost of goods sold after considering items impacting comparability increased 3%.

(3)

Gross profit after considering items impacting comparability for the three months ended July 2, 2010 includes a positive currency impact of approximately 2%. Currency neutral gross profit growth after considering items impacting comparability is 6%.

(4)

Selling, general and administrative expenses after considering items impacting comparability for the three months ended July 2, 2010 include a currency impact of approximately 2%. Currency neutral selling, general and administrative expenses after considering items impacting comparability increased 1%.

(5)

Operating income after considering items impacting comparability for the three months ended July 2, 2010 includes a positive currency impact of approximately 4%. Currency neutral operating income growth after considering items impacting comparability is 11%.

(6)

Currency neutral operating expense leverage after considering items impacting comparability for the three months ended July 2, 2010 is positive 5 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 6% from currency neutral operating income growth after considering items impacting comparability of 11%.

(7)	Per share amounts do not add due to rounding.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended July 2, 2010 and July 3, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Six Months Ended July 2, 2010									% Change -
		Items Impacting Comparability						After		After
		Asset						Considering	% Change -	Considering
	Reported (GAAP)	Impairments/ Restructuring	Productivity Initiatives	Equity Investees	CCE Transaction	Certain Tax Matters	Other Items	Items (Non-GAAP)	Reported (GAAP)	Items (Non-GAAP)
Net Operating Revenues	$16,199							$16,199	5	7	(1)
Cost of goods sold	5,496							5,496	0	4	(2)
Gross Profit	10,703							10,703	8	9	(3), (6)
Selling, general and administrative expenses	5,583							5,583	2	4	(4)
Other operating charges	174	$(59)	$(85)		$(30)			—	—	—
Operating Income	4,946	59	85		30			5,120	15	16	(5), (6)
Interest income	127							127	9	11
Interest expense	166							166	(9)	(5)
Equity income (loss) - net	492			$45				537	50	28
Other income (loss) - net	(97)	26					$103	32	—	—
Income Before Income Taxes	5,302	85	85	45	30		103	5,650	17	18
Income taxes	1,294	4	29	6	7	$(29)		1,311	14	18
Consolidated Net Income	4,008	81	56	39	23	29	103	4,339	18	18
Less: Net income attributable to noncontrolling interests	25							25	9	67
Net Income Attributable to Shareowners of The Coca-Cola Company	$3,983	$81	$56	$39	$23	$29	$103	$4,314	18	18
Diluted Net Income Per Share	$1.71	$0.03	$0.02	$0.02	$0.01	$0.01	$0.04	$1.85 (7)	17	18
Average Shares Outstanding - Diluted	2,326	2,326	2,326	2,326	2,326	2,326	2,326	2,326

Gross Margin	66.1%							66.1%
Operating Margin	30.5%							31.6%
Effective Tax Rate	24.4%							23.2%

	Six Months Ended July 3, 2009
		Items Impacting Comparability					After
		Asset				Accounting	Considering
	Reported (GAAP)	Impairments/ Restructuring	Productivity Initiatives	Equity Investees	Certain Tax Matters	Guidance Changes	Items (Non-GAAP)
Net Operating Revenues	$15,436					$(338)	$15,098
Cost of goods sold	5,503					(207)	5,296
Gross Profit	9,933					(131)	9,802
Selling, general and administrative expenses	5,468					(78)	5,390
Other operating charges	164	$(131)	$(33)				—
Operating Income	4,301	131	33			(53)	4,412
Interest income	117					(3)	114
Interest expense	182					(8)	174
Equity income (loss) - net	327			$62		29	418
Other income (loss) - net	(20)	27				(3)	4
Income Before Income Taxes	4,543	158	33	62		(22)	4,774
Income taxes	1,135	7	12	15	$(47)	(14)	1,108
Consolidated Net Income	3,408	151	21	47	47	(8)	3,666
Less: Net income attributable to noncontrolling interests	23					(8)	15
Net Income Attributable to Shareowners of The Coca-Cola Company	$3,385	$151	$21	$47	$47	$0	$3,651
Diluted Net Income Per Share	$1.46	$0.07	$0.01	$0.02	$0.02	$0.00	$1.57 (7)
Average Shares Outstanding - Diluted	2,319	2,319	2,319	2,319	2,319	2,319	2,319

Gross Margin	64.3%						64.9%
Operating Margin	27.9%						29.2%
Effective Tax Rate	25.0%						23.2%

Notes:

Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates. In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1)

Reported net operating revenue growth includes a negative impact of $338 million, or approximately 2%, due to items impacting comparability, which represents accounting guidance changes that are structural in nature. Net operating revenue growth after considering items impacting comparability for the six months ended July 2, 2010 includes a positive currency impact of approximately 4%. Currency neutral net operating revenue growth after considering items impacting comparability is 3%. Currency neutral net operating revenue growth also includes a negative impact of $3 million due to other structural changes. Currency neutral net operating revenue growth after considering items impacting comparability and other structural changes is 3%.

(2)

Cost of goods sold after considering items impacting comparability for the six months ended July 2, 2010 includes a currency impact of approximately 4%. Currency neutral cost of goods sold after considering items impacting comparability remained constant over prior year.

(3)

Gross profit after considering items impacting comparability for the six months ended July 2, 2010 includes a positive currency impact of approximately 4%. Currency neutral gross profit growth after considering items impacting comparability is 5%.

(4)

Selling, general and administrative expenses after considering items impacting comparability for the six months ended July 2, 2010 include a currency impact of approximately 4%. Currency neutral selling, general and administrative expenses after considering items impacting comparability remained constant over prior year.

(5)

Operating income after considering items impacting comparability for the six months ended July 2, 2010 includes a positive currency impact of approximately 6%. Currency neutral operating income growth after considering items impacting comparability is 10%.

(6)

Currency neutral operating expense leverage after considering items impacting comparability for the six months ended July 2, 2010 is positive 5 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 5% from currency neutral operating income growth after considering items impacting comparability of 10%.

(7)	Per share amounts do not add due to rounding.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the six months ended July 2, 2010 and July 3, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Income (Loss) by Segment

(UNAUDITED)

(In millions)

												% Favorable
	Three Months Ended July 2, 2010					Three Months Ended July 3, 2009						(Unfavorable) - After
		Items Impacting Comparability			After		Items Impacting Comparability			After	% Favorable	Considering
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	CCE Transaction	Considering Items (Non-GAAP)	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Accounting Guidance Changes	Considering Items (Non-GAAP)	(Unfavorable) - Reported (GAAP)	Items (Non-GAAP) (1)
Eurasia & Africa	$306	$1	$1		$308	$243	$3			$246	26	25
Europe	937		2		939	861		$1		862	9	9
Latin America	577				577	472			$(9)	463	22	25
North America	507	6			513	455	8		2	465	11	10
Pacific	592		5		597	594			(7)	587	0	2
Bottling Investments	137	11			148	122	26		(26)	122	12	21
Corporate	(293)	1	27	$24	(241)	(309)	19	15	2	(273)	5	12
Consolidated	$2,763	$19	$35	$24	$2,841	$2,438	$56	$16	$(38)	$2,472	13	15

Note: The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates.  In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1) Currency neutral operating income growth after considering items impacting comparability for each operating segment is calculated as follows:

	% Favorable (Unfavorable) - After Considering Items (Non-GAAP)	% Currency Impact After Considering Items Impacting Comparability	% Favorable (Unfavorable) - Currency Neutral After Considering Items (Non-GAAP)
Eurasia & Africa	25	8	17
Europe	9	2	7
Latin America	25	5	20
North America	10	1	9
Pacific	2	7	(5)
Bottling Investments	21	4	17
Corporate	12	(1)	13
Consolidated	15	4	11

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended July 2, 2010 and July 3, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Income (Loss) by Segment

(UNAUDITED)

(In millions)

												% Favorable
	Six Months Ended July 2, 2010					Six Months Ended July 3, 2009						(Unfavorable) - After
		Items Impacting Comparability			After		Items Impacting Comparability			After	% Favorable	Considering
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	CCE Transaction	Considering Items (Non-GAAP)	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Accounting Guidance Changes	Considering Items (Non-GAAP)	(Unfavorable) - Reported (GAAP)	Items (Non-GAAP) (1)
Eurasia & Africa	$560	$1	$2		$563	$450	$3			$453	24	24
Europe	1,649		30		1,679	1,553		$1	$(1)	1,553	6	8
Latin America	1,179				1,179	926			(21)	905	27	30
North America	932	9	1		942	883	13		5	901	6	5
Pacific	1,072		5		1,077	1,050			(10)	1,040	2	4
Bottling Investments	143	44			187	53	91		(30)	114	170	64
Corporate	(589)	5	47	$30	(507)	(614)	24	32	4	(554)	4	8
Consolidated	$4,946	$59	$85	$30	$5,120	$4,301	$131	$33	$(53)	$4,412	15	16

Note: The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates.  In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1) Currency neutral operating income growth after considering items impacting comparability for each operating segment is calculated as follows:

	% Favorable (Unfavorable) - After Considering Items (Non-GAAP)	% Currency Impact After Considering Items Impacting Comparability	% Favorable (Unfavorable) - Currency Neutral After Considering Items (Non-GAAP)
Eurasia & Africa	24	10	14
Europe	8	4	4
Latin America	30	6	24
North America	5	1	4
Pacific	4	8	(4)
Bottling Investments	64	13	51
Corporate	8	0	8
Consolidated	16	6	10

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the six months ended July 2, 2010 and July 3, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Along with Coca-Cola, recognized as the world’s most valuable brand, the Company’s portfolio includes 12 other billion dollar brands, including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply and Georgia Coffee. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.6 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; impact of the global credit crisis on our liquidity and financial performance; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; the impact of climate change on our business; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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